EXHIBIT 10(b)

CAMPBELL SOUP COMPANY

2015 LONG-TERM INCENTIVE PLAN
Fiscal Year [ ]-[ ] Performance Stock Unit Agreement
(Earnings Per Share)

This Earnings Per Share (“EPS”) Award Agreement (“Agreement”) between the Campbell Soup Company (the “Company”) and [ ] (“Grantee”), evidences the grant by the Company on [ ] (the “Grant Date”), of an EPS Performance Stock Unit award (the “Award) to Grantee, and Grantee’s acceptance of the Award, in accordance with and subject to the provisions of the Company’s 2015 Long-Term Incentive Plan (the “Plan”) and this Agreement. Except as otherwise provided, all capitalized terms used herein shall have the meanings given to such terms in the Plan.

WHEREAS, by accepting this Award, the Grantee agrees to the terms of this Agreement.

NOW, THEREFORE, for valuable consideration, the Company and Grantee, each intending to be legally bound hereby, agree as follows:

1. Form of Award. This Award is for [ ] shares of the Company’s Capital Stock, $.0375 par value (“Shares”). During the restriction periods, the Award shall consist of stock units (“Units”), but any portion of the Award that ultimately vests will be delivered in Shares.

The number of Shares that will vest and be delivered, if any, will be 0 or 100% of [ ] Shares. Any accumulated dividend equivalents will be paid in cash pursuant to Section 4 below. Shares will vest and be delivered only after approval by the Compensation and Organization Committee of the Company’s Board of Directors (the “Committee”) of the achievement of Company EPS performance criteria previously established and approved by the Committee for the performance cycle (as defined in the applicable LTI Brochure).

In the event an adjustment pursuant to Section 11.2 of the Plan is required, the number of Shares that may ultimately vest under the Award, if any, shall be adjusted in accordance with Section 11.2 of the Plan. All Shares that may ultimately vest under the Award, if any, after such adjustment shall be subject to the same restrictions applicable to any Shares that may have vested under this Agreement before the adjustment.

2. Restriction Period; Payment. Subject to the terms of this Agreement and the Plan and provided that the Participant remains continuously employed throughout the restriction periods set forth below and the Committee certifies the achievement of the performance criteria, the Units shall vest one third (1/3) per year over three years on each [ ] following the Grant Date (each a “Vesting Date”), as set forth below:

Restriction Period	Vesting Dates	Number of Units
1	[ ]	[ ]
2	[ ]	[ ]
3	[ ]	[ ]

Except as otherwise provided below, the Company shall deliver to the Participant one share of the Company’s Capital Stock for each vested Unit during the month following each applicable Vesting Date. Unless terminated earlier under Section 3 below, a Participant’s rights under this Agreement shall terminate with respect to a Unit at the time such Unit is converted into the Company’s Capital Stock.

3. Early Termination of Units; Termination of Employment. The Award shall terminate and become null and void if and when the Participant ceases for any reason to be an employee of the Company or its subsidiaries, including but not limited to termination for Cause, voluntary resignation or Retirement, except as provided in below:

(a)
Retirement. If the Participant’s employment is terminated at least six (6) months following the Grant Date as a result of Retirement, the Award shall continue to vest through the Vesting Dates, and the Company will deliver to the Participant one share of the Company’s Capital Stock for each Unit vested on that date in accordance with Section 2; provided that the Committee certifies the achievement of the previously established EPS performance criteria.

(i)	For purposes of this Agreement, the following terms shall have the meanings set forth below:

A.
“Retirement” or “Retirement Eligible” means the Participant terminates, or is eligible to terminate, employment with the Company or its subsidiaries after attaining 55 years of age with at least 5 years of continuous service on or prior to the date of termination.

B.
“Total Disability” means “Total Disability” or “Totally Disabled” as that term is defined under a Company-sponsored long-term disability plan from which the Participant is receiving disability benefits and which is in effect from time to time on and after the Grant Date.

(b)
Retirement Eligible upon Total Disability or Death. If the Participant’s employment is terminated at least six (6) months following the Grant Date as a result of Total Disability, or death (provided the Participant is Retirement Eligible at the time of any such termination), the Award shall continue to vest through the Vesting Dates, and the Company will deliver to the Participant, or his or her legal representative, one share of the Company’s Capital Stock for each Unit vested on that date in accordance with Section 2; provided that the Committee certifies the achievement of the previously established EPS performance criteria.

(c)
Not Retirement Eligible upon Total Disability or Death; Involuntary Termination. If the Committee certifies the achievement of the previously established EPS performance criteria and the Participant’s employment is terminated at least six (6) months following the Grant Date: (i) as the result of the Participant’s Total Disability or death and the Participant is not Retirement Eligible; or (ii) by the Company for reasons other than Cause, the Participant shall vest on the applicable Vesting Date in a prorated portion of his or her Units under this Agreement according to the following formula:

Restriction Period
1	2	3
Number of months worked from Grant Date to termination date divided by 12; multiplied by number of Units originally scheduled to vest on the first Vesting Date shall vest on the first Vesting Date.	Number of months worked from Grant Date to termination date divided by 24; multiplied by number of Units originally scheduled to vest on the second Vesting Date shall vest on the second Vesting Date.	Number of months worked from Grant Date to termination date divided by 36; multiplied by number of Units originally scheduled to vest on the third Vesting Date shall vest on the third Vesting Date.

The Company will deliver to the Participant, or his or her legal representative, one share of the Company’s Capital Stock for each Unit that vests on a Vesting Date in accordance with Section 2.

(d)
Any Termination Prior to Six-Month Anniversary of Grant Date. If a Participant ceases to be an employee of the Company for any reason before six (6) months have elapsed from the Grant Date, the Award shall be cancelled by the Company and the Participant shall forfeit the entire Award.

(e)
Integration with Severance Benefits. For U.S. participants, notwithstanding paragraphs 5(a)-(d) above, if severance is offered, eligibility for a prorated award of LTI is contingent upon the Company receiving your signed Severance Agreement & General Release. Without a signed release, all unvested units are forfeited.

For purposes of this Agreement, the terms “termination of employment,” “separation from service,” and similar references mean a separation from service within the meaning of Code Section 409A with the Company and/or any of its subsidiaries or affiliates, which includes circumstances in which the Participant is reasonably anticipated not to perform further services with the Company or its affiliates or subsidiaries.

4. Dividend Equivalents. If any portion of the Units vest, the Grantee shall be paid in cash the accumulated amount equivalent to the dividends which would have been paid on such Shares during the Restriction Period to the extent the Company’s Board of Directors had approved and declared a dividend on its Capital Stock. Such dividend equivalent amount shall be paid during the month following the applicable Vesting Date. The dividend equivalent payment shall be forfeited for any Units that do not vest or are terminated in accordance with Section 3 above.

5. Withholding of Taxes. The Company will require the Grantee to remit an amount equal to any tax withholding required under federal, state or local law on the value of the Shares deliverable under this Agreement at such time as the Company is required to withhold such amounts. In accordance with procedures established by the Committee, Grantee may satisfy any required tax withholding payments in cash or Shares (including the surrender of Shares held by the Grantee or those that would otherwise be issued in settlement of this award). Any surrendered or withheld Shares will constitute satisfaction of any required tax withholding to the extent of their Fair Market Value.

6. No Employment or Voting Rights. Nothing contained in the Plan or this Agreement shall give any employee the right to be retained in the employment of any member of the Company or affect the right of any such employer to terminate any employee. Grantee shall have no voting rights with respect to the Units.

7. Limits on Transferability. Grantee’s right in the Units awarded under this Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. The Units shall not be subject to execution, attachment or other process.

8. Compliance with Securities Laws. Shares shall not be issued with respect to this Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of the Company, shall be further subject to the approval of counsel for the Company with respect to that compliance.

9. Incorporation of Plan Terms. This Award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference. In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. The Committee shall have the right to resolve all questions which may arise in connection with the Award or this Agreement, including whether a Grantee is no longer actively employed and any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

10. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

11. Internal Revenue Code Section 409A. This Agreement shall be interpreted, operated, and administered in a manner so as not to subject Participant to the assessment of additional taxes or interest under Code section 409A to the extent such Participant or any payment under this Agreement is subject to U.S. tax laws, and this Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest.

12. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

13. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Agreement or the Plan.

14. Entire Agreement. The terms of the Plan and this Agreement when accepted by the Grantee will constitute the entire agreement with respect to the subject matter hereof. This Agreement supersedes any prior agreements, representations or promises of the parties relating to the subject matter hereof.

15. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, New Jersey law. Each party irrevocably agrees that any legal proceeding arising out of, or relating to the subject matter of, this Agreement shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court for the District of New Jersey located in Camden, New Jersey. Each party irrevocably consents to such jurisdiction and venue.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized executive all as of the Grant Date.

CAMPBELL SOUP COMPANY

By: _________________________________
Robert W. Morrissey
Senior Vice President and Chief Human
Resources Officer